Exhibit 99.1

Press Release #201911	FOR IMMEDIATE RELEASE	August 19, 2019

Enertopia Provides Positive Testing Report Update 6

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following lithium project testing update.

The Company has been and continues to run pre-strip reagent testing to control impurity levels in the Upper Oxide and Reduced drilled horizons from our Clayton Valley, Nevada project.

The goal of these latest tests is to determine how various pH levels with different reagents impact the impurities in each claystone zone. We want to see if pre-stripping the impurities prior to making our synthetic brine is a viable option. This appears to be the case as the potential loss of lithium was below detection limits in all pre-stripping tests.

The latest solution testing was focused on the upper oxide zone, as under any potential mining scenario it would most likely be the first zone mined. The sample size for each test was 20g solids with the ratio being 10% solids in the solution. Due to the success in lowering impurities, we believe we should be able to increase the solids ratio, thus increasing the lithium in the solution going forward using standard off the shelf technology.

Table 1 below showcases the low levels of salt impurities achieved in one of our pre stripping process tests. Reduction of impurities in synthetic brine produced for processing is an essential element of process cost reduction.

Table 1

Lithium Project Comparisons	B mg/l	Ca mg/l	K mg/l	Li mg/l	Na mg/l
Enertopia Test NC-3	13	630	582	90	209

NOTE: Upper oxide material of 1,158 ppm Li was used as the feed stock. Material was put into solution and agitated for 2hrs at 50c.

KEY TAKEAWAYS:

  Pre stripping results show high levels of Li, 77.8% being put into solution while maintaining industry- low impurity levels.
  Based on current industry off the shelf technology, we should be able to process a concentration of 40% solids with off the shelf technology bringing our Li concentration in our synthetic brine solution to 360 ppm Li. This assumes we will be using material from the upper oxide horizon as feedstock and all the while maintaining industry-low impurity levels.

NEXT STEPS:

Due to the success in impurity removals and after discussions with current industry equipment providers we will be creating larger solution batches for third party testing.

We continue to believe that the Lithium hosted claystone deposits in Nevada could become major sources of Lithium production in the 2020s and offer the USA a secure domestic supply of battery grade Lithium products.

Our pre-processing adjustments have demonstrated positive outcomes as contaminant minerals are greatly reduced allowing for a synthetic lithium brine that contains the fewest contaminants to be processed, as compared to any other Lithium project today.

The company's technical advisors believe the positive testing to date may warrant patent protection and thus the Company is keeping all internal data strictly confidential at this time. The Company has signed several NDA’s with industry partners as it works to reach its goal of a low capex solution to battery grade lithium production.

"Our ongoing solution testing of the drilled lithium horizons continues to provide great insights and novel ways to strive for a low-cost mining and processing solution to unlock the potential value of the Lithium enriched claystone." Stated CEO Robert McAllister

The Company has also paid the BLM and County fees for the 2020 land claim period thus keeping our mineral claims in good standing to August 31, 2020.

The Company has been notified by the CSE that it is currently below the working capital requirements under exchange policy. The Company is working on plans to become compliant under this policy which requires companies to have at least 6 months working capital.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

All assay results from the in-house synthetic lithium brine program were from ALS Labs from Vancouver, BC with ME-ICP14 and ME-ICP15 tests being run.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia and that Enertopia will file for patent protection or Enertopia will be able to source sustaining capital. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release